Tecnoglass Reports Second Quarter 2019 Results

BARRANQUILLA, Colombia – August 9, 2019 – Tecnoglass, Inc. (NASDAQ: TGLS) (“Tecnoglass” or the “Company”), a leading manufacturer of architectural glass, windows, and associated aluminum products for the global commercial and residential construction industries, today reported financial results for the second quarter ended June 30, 2019.

Second Quarter 2019 Highlights

●	Total revenues increased 28% to a record $113.9 million on strong U.S. activity, marking the 9th consecutive record revenue quarter
●	Net income increased to $7.7 million, or $0.17 per diluted share
●	Adjusted net income[1] grew 24% to $9.2 million, or $0.20 per diluted share
●	Adjusted EBITDA[1] increased 41% to a record $25.8 million
●	Cash flow from operations improved to $13.9 million
●	Backlog expanded to a record $524.7 million; up 6% year-over-year and 1% quarter-over-quarter
●	Completed joint venture agreement through purchase of minority interest in Vidrio Andino, a Colombia-based subsidiary of Saint-Gobain with annualized sales of approximately $100 million
●	In July, completed aluminum production capacity expansion; additional high-return automation projects on track to be completed by the end of 2019
●	Raised full year 2019 growth outlook for total revenue and adjusted EBITDA[1]

José Manuel Daes, Chief Executive Officer of Tecnoglass, commented, “We closed out the first half of 2019 with record levels of gross profit, adjusted EBITDA and backlog, along with our 9th straight quarter of record revenues. This success was largely driven by continued expansion in single family residential and market share gains in the U.S., which represented 87% of our second quarter revenues. In addition, we generated cash flow from operations of $14 million in the quarter, reflecting increased profitability and enhanced working capital management. Overall, we are very pleased with our positive momentum, combined with continued backlog growth which provides us with strong visibility on our project pipeline over the coming years. Our year-to-date progress supports our upwardly revised full year outlook for revenue and adjusted EBITDA growth.”

Christian Daes, Chief Operating Officer of Tecnoglass, stated, “We ended the quarter with an attractively positioned backlog across a growing number of U.S. markets. Our strategic footprint, continued penetration into the residential market, and structural competitive advantages continue to support our ability to capitalize on strong bidding activity while maintaining our industry-leading margins. Additionally, the continued outperformance in our key operating metrics is underpinned by our high-return projects focused on innovation, strategic partnerships, improved productivity and capacity expansion. To that point, we were thrilled to complete the expansion of our aluminum extrusion facilities in July, and are well on track to fully complete our automation initiatives by year end. In conclusion, we are very pleased with our results so far in 2019 as we continue to target new customer relationships and leverage our growing and diversified U.S. footprint.”

Second Quarter 2019 Results

Total revenues for the second quarter of 2019 improved 28.0% to $113.9 million compared to $89.0 million in the prior year quarter. Excluding the impact of unfavorable foreign currency, total revenues increased 29.9% compared to the prior year quarter. U.S. revenues increased 42.2% to $99.3 million compared to $69.9 million in the prior year quarter, driven by stronger residential invoicing, healthy commercial construction activity, market share gains and slight pricing improvement. Colombia revenue, a majority of which is represented by long-term contracts priced in Colombian Pesos but indexed to the U.S. Dollar, was $12.2 million compared to $15.6 million in the prior year quarter, primarily attributable to slower construction activity.

Gross profit increased 57.6% to $38.8 million, representing a 34.1% gross margin, compared to gross profit of $24.6 million, representing a 27.7% gross margin, in the prior year quarter. The improvement in gross margin mainly reflected greater operating efficiencies and a favorable mix of higher margin products. Gross margin improved approximately 240 basis points year-over-year, excluding non-recurring costs of approximately $3.6 million in the prior year quarter. Operating expenses were $20.6 million compared to $17.0 million in the prior year quarter. As a percent of total revenues, operating expenses were 18.1% compared to 19.1% in the prior year quarter, primarily due to higher sales, and better operating leverage on personnel and professional fees. Excluding one-time items, operating expenses would have been 17.8% as a percent of total revenues compared to 18.9% in the prior year quarter. Operating income more than doubled to $18.3 million compared to $7.6 million in the prior year quarter.

Net income was $7.7 million, or $0.17 per diluted share in the second quarter of 2019, compared to a net loss of $3.9 million, or a $0.10 loss per diluted share in the prior year quarter, including non-cash foreign currency transaction gains in both periods related to the re-measurement of USD denominated assets and liabilities against the Colombian Peso as functional currency. Adjusted net income1 increased 24.0% to $9.2 million, or $0.20 per diluted share, compared to adjusted net income of $7.3 million, or $0.19 per diluted share in the prior year quarter. Adjusted net income1, as reconciled in the table below, excludes the impact of non-cash foreign exchange transaction gains or losses and other non-core items, along with the tax impact of adjustments at statutory rates, to better reflect core financial performance.

Adjusted EBITDA1, as reconciled in the table below, increased 41.1% to $25.8 million, or 22.6% of sales, compared to $18.3 million, or 20.5% of sales, in the prior year quarter, primarily attributable to sales growth and higher operating income. Adjusted EBITDA in the second quarter 2019 included $1.0 million in contribution from the Company’s joint venture with Saint-Gobain.

Financing Initiatives

In May 2019, the Company entered into a new 5 year $30 million facility, with a portion of available borrowings used to repay existing short-term working capital facilities. The new facility will extend the average maturity of the Company’s debt, reduce its weighted average cost of funding and provide added financial flexibility to execute strategic initiatives.

Strategic Joint Venture and High-Return Initiatives

In May 2019, the Company completed its previously announced strategic joint venture with Saint-Gobain, through the purchase of a minority ownership interest in Vidrio Andino, a Colombia-based float glass manufacturing subsidiary of Saint-Gobain with annualized sales of approximately $100 million. The $34 million cash portion of the transaction was funded with cash on hand.

In July 2019, the Company completed its previously announced aluminum production capacity expansion in response to strong customer demand for aluminum products. The Company’s other high-return investments to automate key operations at several glass and aluminum facilities remain on track to be completed by the end of 2019. As of June 30, 2019, the Company has deployed approximately 60% out of the total anticipated growth and efficiency capital investment of approximately $20 million, and intends to fund the remaining portion with cash on hand.

Dividend

The Company declared a regular quarterly dividend of $0.14 per share, or $0.56 per share on an annualized basis, for the second quarter of 2019, which will be paid on August 30, 2019 to shareholders of record as of the close of business on July 31, 2019.

Full Year 2019 Outlook

For the full year 2019, the Company has increased its outlook for revenues to grow to a range of $415 to $430 million, based on its solid first half performance, a favorable growth environment on its construction end markets and additional anticipated market share gains in the U.S. The Company has also raised its Adjusted EBITDA outlook to a range of $90 million to $98 million, representing growth of 16.4% at the midpoint year-over-year, driven by higher revenues and greater operational efficiencies.

Conference Call

Management will host a conference call on Friday, August 9, 2019 at 10:00 a.m. eastern time (9:00 a.m. Bogota, Colombia time) to review the Company’s results. The conference call will be broadcast live over the Internet. Additionally, a slide presentation will accompany the conference call. To listen to the call and view the slides, please visit the Investor Relations section of Tecnoglass’ website at www.tecnoglass.com. Please go to the website at least 15 minutes early to register, download and install any necessary audio software. To participate by telephone, please dial:

●	(877) 705-6003 (Domestic)
●	(201) 493-6725 (International)

If you are unable to listen live, a replay of the conference call will be archived on the website. You may also access the conference call playback by dialing (844) 512-2921 (Domestic) or (412) 317-6671 (International) and entering pass code: 13692591.

About Tecnoglass

Tecnoglass Inc. is a leading manufacturer of architectural glass, windows, and associated aluminum products for the global commercial and residential construction industries. Tecnoglass is the leading architectural glass transformation company in Colombia and the second largest glass fabricator serving the United States. Headquartered in Barranquilla, Colombia, the Company operates out of a 2.7 million square foot vertically-integrated, state-of-the-art manufacturing complex that provides easy access to North, Central and South America, the Caribbean, and the Pacific. Tecnoglass supplies over 1,000 customers in North, Central and South America, with the United States accounting for over 80% of revenues. Tecnoglass’ tailored, high-end products are found on some of the world’s most distinctive properties, including the El Dorado Airport (Bogota), 50 United Nations Plaza (New York), Trump Plaza (Panama), Icon Bay (Miami), and Salesforce Tower (San Francisco).

Forward Looking Statements

This press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding future financial performance, future growth and future acquisitions. These statements are based on Tecnoglass’ current expectations or beliefs and are subject to uncertainty and changes in circumstances. Actual results may vary materially from those expressed or implied by the statements herein due to changes in economic, business, competitive and/or regulatory factors, and other risks and uncertainties affecting the operation of Tecnoglass’ business. These risks, uncertainties and contingencies are indicated from time to time in Tecnoglass’ filings with the Securities and Exchange Commission. The information set forth herein should be read in light of such risks. Further, investors should keep in mind that Tecnoglass’ financial results in any particular period may not be indicative of future results. Tecnoglass is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements, whether as a result of new information, future events and changes in assumptions or otherwise, except as required by law.

1 Adjusted net income and Adjusted EBITDA in both periods are reconciled in the table below.

Investor Relations:

Santiago Giraldo

CFO

305-503-9062

investorrelations@tecnoglass.com

Tecnoglass Inc. and Subsidiaries

Consolidated Balance Sheets

(In thousands, except share and per share data)

(Unaudited)

	June 30,	December 31,
	2019	2018
ASSETS
Current assets:
Cash and cash equivalents	$47,638	$33,040
Investments	2,336	1,163
Trade accounts receivable, net	110,661	92,791
Due from related parties	9,396	8,239
Inventories	90,906	91,849
Contract assets – current portion	50,580	46,018
Other current assets	21,773	20,299
Total current assets	$333,290	$293,399

Long term assets:
Property, plant and equipment, net	$155,900	$149,199
Deferred income taxes	3,260	4,770
Contract assets – non-current	8,601	6,986
Intangible Assets	7,731	9,006
Goodwill	23,561	23,561
Long term investments	44,978	-
Other long term assets	3,170	2,853
Total long term assets	247,201	196,375
Total assets	$580,491	$489,774

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Short-term debt and current portion of long-term debt	$12,223	$21,606
Trade accounts payable and accrued expenses	79,092	65,510
Accrued interest expense	7,768	7,567
Due to related parties	4,335	1,500
Dividends payable	1,379	736
Contract liability – current portion	14,013	16,789
Due to equity partners	10,900	-
Other current liabilities	8,579	8,887
Total current liabilities	$138,289	$122,595

Long term liabilities:
Deferred income taxes	$689	$2,706
Long Term Payable associated to GM&P acquisition	8,500	8,500
Long term receivables from related parties	611	600
Contract liability – non-current	564	1,436
Long term debt	250,234	220,709
Total Long Term Liabilities	260,598	233,951
Total liabilities	$398,887	$356,546
COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS’ EQUITY
Preferred shares, $0.0001 par value, 1,000,000 shares authorized, 0 shares issued and outstanding at June 30, 2019 and December 31, 2018 respectively	$-	$-
Ordinary shares, $0.0001 par value, 100,000,000 shares authorized, 44,858,442 and 38,092,996 shares issued and outstanding at June 30, 2019 and December 31, 2018, respectively	4	4
Legal Reserves	1,367	1,367
Additional paid-in capital	203,660	157,604
Retained earnings	12,867	10,439
Accumulated other comprehensive (loss)	(37,340)	(37,058)
Shareholders’ equity attributable to controlling interest	180,558	132,356
Shareholders’ equity attributable to non-controlling interest	1,046	872
Total shareholders’ equity	181,604	133,228
Total liabilities and shareholders’ equity	$580,491	$489,774

Tecnoglass Inc. and Subsidiaries

Consolidated Statements of Operations and Comprehensive Income

(In thousands, except share and per share data)

(Audited)

	Three months ended		Six months ended
	June 30,		June 30,
	2019	2018	2019	2018
Operating revenues:
External customers	$112,259	$87,785	$217,067	$173,992
Related parties	1,624	1,184	3,984	2,137
Total operating revenues	113,883	88,969	221,051	176,129
Cost of sales	75,046	64,327	150,322	124,739
Gross Profit	38,837	24,642	70,729	51,390

Operating expenses:
Selling expense	(11,219)	(8,567)	(20,781)	(17,704)
General and administrative expense	(9,354)	(8,453)	(17,448)	(16,074)
Total Operating Expenses	(20,573)	(17,020)	(38,229)	(33,778)

Operating income	18,264	7,622	32,500	17,612

Non-operating income	353	709	628	1,808
Equity Method Income	(22)	-	(22)	-
Foreign currency transactions (losses) gains	(1,201)	(8,307)	2,085	1,666
Interest expense and deferred cost of financing	(5,757)	(5,361)	(11,344)	(10,411)

Income (loss) before taxes	11,637	(5,337)	23,847	10,675

Income tax (provision) benefit	(3,977)	1,467	(8,856)	(3,926)

Net income (loss)	$7,660	$(3,870)	$14,991	$6,749

(Income) loss attributable to non-controlling interest	(181)	212	(174)	284

Income (loss) attributable to parent	$7,479	$(3,658)	$14,817	$7,033

Comprehensive income:
Net income (loss)	$7,660	$(3,870)	$14,991	$6,749
Foreign currency translation adjustments	(2,052)	(6,139)	(282)	2,562

Total comprehensive income (loss)	$5,608	$(10,009)	$14,709	$9,311
Comprehensive (income) loss attributable to non-controlling interest	(181)	212	(174)	284

Total comprehensive income (loss) attributable to parent	$5,427	$(9,797)	$14,535	$9,595

Basic income (loss) per share	$0.17	$(0.10)	$0.35	$0.18

Diluted income (loss) per share	$0.17	$(0.10)	$0.35	$0.17

Basic weighted average common shares outstanding	44,840,263	38,200,792	42,254,672	38,135,096

Diluted weighted average common shares outstanding	45,603,939	38,200,792	43,018,348	38,898,772

Tecnoglass Inc. and Subsidiaries

Consolidated Statements of Cash Flows

(In thousands)

(Audited)

	Six months ended June 30,
	2019	2018
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$14,991	$6,749
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Provision for bad debts	524	(413)
Provision for obsolete inventory	-	27
Depreciation and amortization	11,558	11,458
Deferred income taxes	(317)	2,126
Director stock compensation	-	142
Equity method income	22	-
Other non-cash adjustments	836	679
Changes in operating assets and liabilities:
Trade accounts receivables	(16,836)	(3,952)
Inventories	2,078	(7,329)
Prepaid expenses	(1,232)	(425)
Other assets	(1,279)	(91)
Trade accounts payable and accrued expenses	8,621	(2,274)
Accrued interest expense	194	41
Taxes payable	(1,787)	(10,617)
Labor liabilities	(327)	(114)
Related parties	1,795	1,279
Contract assets and liabilities	(9,793)	(3,735)
CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES	$9,048	$(6,449)

CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from sale of investments	638	367
Acquisition of businesses	(34,100)	(6,000)
Purchase of investments	(676)	(662)
Acquisition of property and equipment	(13,778)	(4,889)
CASH USED IN INVESTING ACTIVITIES	$(47,916)	$(11,184)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from debt	36,656	9,067
Cash dividend	(2,170)	(1,359)
Proceeds from equity offering	36,478	-
Repayments of debt	(17,661)	(1,934)
CASH PROVIDED BY FINANCING ACTIVITIES	$53,303	$5,774

Effect of exchange rate changes on cash and cash equivalents	$163	$861

NET INCREASE (DECREASE) IN CASH	14,598	(10,998)
CASH - Beginning of period	33,040	40,923
CASH - End of period	$47,638	$29,925

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid during the period for:
Interest	$9,529	$9,074
Income Tax	$8,369	$5,517

NON-CASH INVESTING AND FINANCING ACTIVITES:
Assets acquired under credit or debt	$1,389	$703
Gain in extinguishment of GM&P payment settlement	$-	$3,606

Revenues by Region

(Amounts in thousands)

(Audited)

	Three months ended
	June 30,
	2019	2018	% Change
Revenues by Region
United States	99,327	69,852	42.2%
Colombia	12,165	15,557	-21.8%
Other Countries	2,391	3,560	(32.8)%
Total Revenues by Region	113,883	88,969	28.0%

Reconciliation of Non-GAAP Performance Measures to GAAP Performance Measures

(In thousands)

(Unaudited)

The Company believes that total revenues with foreign currency held neutral non-GAAP performance measures, which management uses in managing and evaluating the Company’s business, may provide users of the Company’s financial information with additional meaningful bases for comparing the Company’s current results and results in a prior period, as these measures reflect factors that are unique to one period relative to the comparable period. However, these non-GAAP performance measures should be viewed in addition to, and not as an alternative for, the Company’s reported results under accounting principles generally accepted in the United States.

	Three months ended
	June 30,
	2017	2016	% Change

Total Revenues with Foreign Currency Held Neutral	115,603	88,969	29.9%
Impact of changes in foreign currency	(1,720)	-
Total Revenues, As Reported	113,883	88,969	28.0%

Currency impacts on total revenues for the current quarter have been derived by translating current quarter revenues at the prevailing average foreign currency rates during the prior year quarter, as applicable.

Reconciliation of Adjusted EBITDA and Adjusted net (loss) income to net (loss) income

(In thousands, except share and per share data)

(unaudited)

Adjusted EBITDA and adjusted net (loss) income are not measures of financial performance under generally accepted accounting principles (“GAAP”). Management believes Adjusted EBITDA and adjusted net (loss) income, in addition to operating profit, net (loss) income and other GAAP measures, is useful to investors to evaluate the Company’s results because it excludes certain items that are not directly related to the Company’s core operating performance. Investors should recognize that Adjusted EBITDA and adjusted net (loss) income might not be comparable to similarly-titled measures of other companies. These measures should be considered in addition to, and not as a substitute for or superior to, any measure of performance prepared in accordance with GAAP.

Reconciliations of the non-GAAP measures used in this press release are included in the tables attached to this press release, to the extent available without unreasonable effort. Because GAAP financial measures on a forward-looking basis are not accessible, and reconciling information is not available without unreasonable effort, we have not provided reconciliations for forward-looking non-GAAP measures.

A reconciliation of Adjusted net (loss) income and Adjusted EBITDA to the most directly comparable GAAP measure in accordance with SEC Regulation G follows, with amounts in thousands:

	Three months ended
	June 30, 2019	June 30, 2018

Net (loss) income	7,660	(3,871)
Less: Income (loss) attributable to non-controlling interest	(181)	212
(Loss) Income attributable to parent	7,479	(3,659)
Foreign currency transactions losses (gains)	1,201	8,307
Deferred cost of financing	415	360
Vidrio Andino (St. Gobain) EBITDA Adjustments	273	-
Non Recurring expenses (extinguishment of debt, bond issuance costs, provision for bad debt, acquisition related costs and other)	681	3,866
Tax impact of adjustments at statutory rate	(822)	(1,564)
Adjusted net (loss) income	9,227	7,311

Basic income (loss) per share	0.17	(0.10)
Diluted income (loss) per share	0.17	(0.10)

Diluted Adjusted net income (loss) per share	0.20	0.19

Diluted Weighted Average Common Shares Outstanding in thousands	45,604	38,201
Basic weighted average common shares outstanding in thousands	44,840	38,201
Diluted weighted average common shares outstanding in thousands	45,604	38,964

	Three months ended
	June	June
	30, 2019	30, 2018

Net (loss) income	7,660	(3,871)
Less: Income (loss) attributable to non-controlling interest	(181)	212
(Loss) Income attributable to parent	7,479	(3,659)
Interest expense and deferred cost of financing	5,757	5,361
Income tax (benefit) provision	3,977	(1,467)
Depreciation & amortization	5,717	5,793
Foreign currency transactions losses (gains)	1,201	8,307
Non Recurring expenses (extinguishment of debt, bond issuance costs, provision for bad debt, acquisition related costs and other)	681	3,866
Director Stock compensation and provision for obsolete inventory	-	71
Vidrio Andino (St. Gobain) EBITDA Adjustments	973
Adjusted EBITDA	25,785	18,272